EXHIBIT 99.J

Assumption Agreement

This Assumption Agreement (the “Agreement”) is entered into among Granite Falls Energy, LLC, a Minnesota limited liability company (hereinafter “GFE”), Project Viking, LLC, a Minnesota limited liability company (hereinafter “Viking”), Roland J. Fagen (hereinafter “Mr. Fagen”) and Granite Falls Bank (hereinafter “Lender”).

WHEREAS, as a condition to its purchase of Viking, GFE has agreed to assume all obligations as Borrower under that certain Promissory Note in the principal amount of $5,000,000 having Loan Number 28407 (the “Note”) between Viking and Mr. Fagen, who are jointly and severally the current Borrower on the Note, and Lender, and

WHEREAS,  Lender is willing to consent to the assumption by GFE of the Note pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of Lender’s agreement to allow GFE to assume primary responsibility for payment of the Note, the parties agree as follows:

1.                                     Assumption of Borrower Status by GFE.  Upon the date hereof, GFE shall become the Borrower on the Note.  GFE hereby agrees to the assumption of all obligations of Borrower under the Note.

2.                                     Ongoing Obligations.  The assumption by GFE of the obligations of Borrower under the Note shall not serve to release Viking and Mr. Fagen from their payment obligations in the event GFE fails to make payments due on the Note.  On the date hereof, the parties have entered into that certain Creditor and Debtors Agreement, which addresses, among other things, the manner in which Lender shall pursue collection on the Note as between GFE, Viking and Mr. Fagen.

3.                                      Supplement to Note.  Except as expressly amended or supplement hereby, the Note is and shall remain in full force and effect.

4.                                      Law Governing. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Minnesota.

5.                                      Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto without the prior written consent of all other parties.

6.                                      Counterparts, Separate Signature Pages. This Agreement may be executed in any number of counterparts, or using separate signature pages.  Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GRANITE FALLS ENERGY, LLC

By	/s/ Paul Enstad
Its	Chairman

PROJECT VIKING, L.L.C.

By	/s/ Roland J. Fagen
Its	President & Managing Member

/s/ Roland J. Fagen
Roland “Ron” J. Fagen

GRANITE FALLS BANK

By	/s/ John C. Virnig
Its	President